                                                                   EXHIBIT 2.3.1




                            STOCK PURCHASE AGREEMENT

                          dated as of February 12, 2001

                                      among

                              GLACIER CORPORATION,

                                BARRY D. STOLBOF

                                       and

                                JEFFREY B. GREER

                                TABLE OF CONTENTS



1.      Definitions...............................................................................................1
2.      Purchase and Sale of Target Shares........................................................................4
   (a)    Basic Transaction.......................................................................................4
   (b)    Purchase Price..........................................................................................4
   (c)    The Closing.............................................................................................5
3.      Representations and Warranties Concerning the Transaction.................................................5
   (a)    Representations and Warranties of the Sellers...........................................................5
   (b)    Representations and Warranties of the Buyer.............................................................6
4.      Representations and Warranties Concerning the Company.....................................................7
   (a)    Organization, Qualification, and Corporate Power........................................................7
   (b)    Capitalization..........................................................................................7
   (c)    Noncontravention........................................................................................7
   (d)    Brokers' Fees...........................................................................................8
   (e)    Title to Assets.........................................................................................8
   (f)    Subsidiaries............................................................................................8
   (g)    Financial Statements....................................................................................8
   (h)    Events Subsequent to Most Recent Fiscal Year End........................................................8
   (i)    Undisclosed Liabilities................................................................................10
   (j)    Legal Compliance.......................................................................................11
   (k)    Tax Matters............................................................................................11
   (l)    Real Property..........................................................................................11
   (m)    Intellectual Property..................................................................................11
   (n)    Tangible Assets........................................................................................12
   (o)    Inventory..............................................................................................12
   (p)    Contracts..............................................................................................12
   (q)    Notes and Accounts Receivable..........................................................................13
   (r)    Powers of Attorney.....................................................................................13
   (s)    Insurance..............................................................................................14
   (t)    Litigation.............................................................................................14
   (u)    Product Liability......................................................................................14
   (v)    Employees..............................................................................................14
   (w)    Employee Benefits......................................................................................15
   (x)    Guaranties.............................................................................................15
   (y)    Environmental, Health, and Safety Matters..............................................................15
   (z)    Certain Business Relationships with the Company........................................................16
   (aa)   Disclosure.............................................................................................16
   (bb)   Disclaimer of Other Representations and Warranties.....................................................16
5.      Post-Closing Covenants...................................................................................16
   (a)    General................................................................................................16
   (b)    Litigation Support.....................................................................................16
   (c)    Transition.............................................................................................16
   (d)    Confidentiality........................................................................................17
   (e)    Payment of Sellers' Legal Fees.........................................................................17
6.      Deliveries at Closing....................................................................................17



   (a)    Deliveries of the Sellers..............................................................................17
   (b)    Deliveries of the Buyer................................................................................18
7.      Remedies for Breaches of This Agreement..................................................................18
   (a)    Survival of Representations and Warranties.............................................................18
   (b)    Indemnification Provisions for Benefit of the Buyer....................................................18
   (c)    Indemnification Provisions for Benefit of the Sellers..................................................19
   (d)    Matters Involving Third Parties........................................................................19
   (e)    Other Indemnification Provisions.......................................................................20
   (f)    Procedures for Withdrawal from Escrow Account..........................................................20
   (g)    Specific Indemnification For the Benefit of Buyer......................................................21
8.      Tax Matters..............................................................................................21
   (a)    Tax Periods Ending on or Before the Closing Date.......................................................22
   (b)    Tax Periods Beginning Before and Ending After the Closing Date.........................................22
   (c)    Cooperation on Tax Matters.............................................................................22
   (d)    Certain Taxes..........................................................................................23
9.      Miscellaneous............................................................................................23
   (a)    Press Releases and Public Announcements................................................................23
   (b)    No Third-Party Beneficiaries...........................................................................23
   (c)    Entire Agreement.......................................................................................23
   (d)    Succession and Assignment..............................................................................23
   (e)    Counterparts; Execution................................................................................24
   (f)    Headings...............................................................................................24
   (g)    Notices................................................................................................24
   (h)    Governing Law..........................................................................................25
   (i)    Amendments and Waivers.................................................................................25
   (j)    Severability...........................................................................................25
   (k)    Expenses...............................................................................................25
   (l)    Construction...........................................................................................25
   (m)    Incorporation of Exhibits and Schedules................................................................25
   (n)    Specific Performance...................................................................................25
   (o)    Submission to Jurisdiction.............................................................................26


Exhibit A-1       Form of Stolbof Goodwill Agreement
Exhibit A-2       Form of Greer Goodwill Agreement
Exhibit B         Form of Opinion of Counsel to Sellers
Exhibit C         Form of Opinion of Counsel to Buyer

Sellers' Disclosure Schedule
Company Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of February 12, 2001, by and among GLACIER CORPORATION, a Delaware corporation (the "Buyer"), BARRY D. STOLBOF, an individual ("Stolbof"), and JEFFREY B. GREER, an individual ("Greer") (Stolbof and Greer are collectively referred to as the "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

                                   WITNESSETH:

         A. Sellers own all of the issued and outstanding capital stock of Rocky Mountain Fresh and Natural, Inc., a Colorado corporation (the "Company").

         B. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the issued and outstanding capital stock of the Company in return for the consideration described herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. DEFINITIONS.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses actually incurred by Buyer.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer's Disclosure Schedule" has the meaning set forth in Section 3(b) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Company Share" means any share of the Common Stock, no par value, of the Company.

         "Confidential Information" means any information concerning the business and affairs of the Company that is not already generally available to the public.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law prior to the Closing Date, all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statement" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Party" has the meaning set forth in Section 7(d) below.

         "Indemnifying Party" has the meaning set forth in Section 7(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments regarding the foregoing (in whatever form or medium).

         "IPO" means the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of common stock of Buyer with aggregate gross cash proceeds from the offering to Buyer of not less than $25,000,000, and including terms and conditions acceptable to Buyer.

         "Knowledge" means actual knowledge. Statements "to the Knowledge of the Company" shall mean to the Knowledge of the Sellers and all officers of the Company.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Disclosure Schedule" has the meaning set forth in Section 3(a) below.

         "Stock Consideration" has the meaning set forth in Section 2(b) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 7(d) below.

         2. PURCHASE AND SALE OF COMPANY SHARES.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Buyer, all of his Company Shares for the consideration specified below in this Section 2.

         (b) Purchase Price. Buyer agrees to pay to Sellers the purchase price for the Company Shares (the "Purchase Price") by delivery at the Closing of cash in an amount equal to ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00), which shall be paid as follows:

                  (i) FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) shall be paid into a segregated bank account and disbursed in accordance with the provisions of Section 7(f) of this Agreement (the "Escrow Account");

                  (ii) NINE THOUSAND EIGHT HUNDRED SEVEN AND 76/100 DOLLARS ($9,807.76) shall be paid to the Company's 401(k) Plan for credit to the accounts of the eight participants affected by the operational failures described on Schedule 4(i) of the Company's Disclosure Schedule; and

                  (iii) FORTY THOUSAND ONE HUNDRED NINETY-TWO AND 24/100 DOLLARS ($40,192.24) shall be payable to the Sellers by wire transfer or delivery of other immediately available funds, which amount shall be allocated among the Sellers in proportion to their respective holdings of Company Shares as set forth in Section 4(b) of the Company Disclosure Schedule.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jacobs Chase Frick Kleinkopf & Kelley LLC in Denver, Colorado, upon the execution of this Agreement (the "Closing Date").

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Sellers' Disclosure Schedule").

                  (i) Authorization of Transaction. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions, subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws and interpretations thereof now or hereafter in effect relating to, or affecting the rights and remedies of, persons generally. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are a party or by which Sellers are bound or to which any of the Sellers' assets are subject.

                  (iii) Brokers' Fees. Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (iv) Company Shares. Each of the Sellers holds of record and owns beneficially the number of Company Shares set forth next to his name in Section 4(b) of the Company Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, claims, and demands. Neither of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         (b) Representations and Warranties of the Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Buyer to Sellers on the date hereof (the "Buyer's Disclosure Schedule").

                  (i) Organization of the Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws and interpretations thereof now or hereafter in effect relating to, or affecting the rights and remedies of, persons generally. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

                  (v) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (vi) Disclaimer of Other Representations and Warranties. The Buyer represents and acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and operations of the Company. In making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of that independent investigation and the representations and warranties of the Sellers expressly contained in this Agreement. Such representations and warranties constitute the sole and exclusive representations and warranties of Sellers to the Buyer in connection with the transactions contemplated hereby. Moreover, the Buyer understands, acknowledges and agrees that any other information, disclosures, representations or warranties of any kind or nature, expressed or implied, are specifically disclaimed by Sellers, shall not be binding on Sellers, and shall not be and are not relied upon by Buyer.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Company Disclosure Schedule"). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Schedule identifies the exception in reasonable detail. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Company. The Company has full corporate power and authority and, to the Knowledge of the Company, all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Company Disclosure Schedule lists the directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company have been delivered to Buyer. The Company is not in default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The entire authorized capital stock of the Company consists of 500,000 Company Shares, of which 5,000 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Company Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the business, operations or financial condition of the Company. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) Subsidiaries. The Company does not have any subsidiaries or affiliated entities.

         (g) Financial Statements. Attached as Exhibit A to the Company Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended January 2, 1999 and January 1, 2000 (the latter shall be referred to as the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the fiscal year ended December 31, 2000 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements described in clause (i) above (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company in all material respects (which books and records are correct and complete in all material respects). The Financial Statements described in clause (ii) above have been prepared in a manner consistent with prior year Financial Statements and on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company in all material respects (which books and records are correct and complete in all material respects).

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company. Without limiting the generality of the foregoing, since that date:

                  (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (iii) neither the Company, nor, to the Knowledge of the Company, any third party, has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;

                  (iv) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;

                  (viii) the Company has not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                  (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of the Company;

                  (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other employee benefit plan);

                  (xix) the Company has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                  (xxii) the Company has not committed to any of the foregoing.

         (i) Undisclosed Liabilities. The Company does not have any Liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for
(i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

         (j) Legal Compliance. To the Knowledge of the Company, the Company, and its predecessors and Affiliates, has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (k) Tax Matters.

                  (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes reflected in the Tax Returns have been paid by the Company. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for inchoate liens for taxes not yet payable.

                  (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (l) Real Property.

                  (i) The Company owns no Real Property.

                  (ii) Section 4(l)(ii) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Company Disclosure Schedule (as amended to date). To the Knowledge of any of the Sellers, each lease and sublease listed in Section 4(l)(ii) of the Company Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Company.

         (m) Intellectual Property.

                  (i) All Intellectual Property used by the Company is listed in
         Section 4(m) of the Company Disclosure Schedule and the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all such Intellectual Property. Each item of Intellectual Property listed in Section 4(m) of the Company Disclosure Schedule will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (ii) To the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

         (n) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets that the Company deems necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).

         (o) Inventory. The inventory of the Company consists of raw goods, materials and supplies, manufactured and purchased goods, goods in process, and finished goods, and, except as provided below in this Section 4(o), all of which is merchantable and fit for the purpose for which it was procured or manufactured, and no material portion of which is obsolete, damaged, or defective (subject to normal spoilage as historically experienced by the Company).

         (p) Contracts. Section 4(p) of the Company Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $5,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (vi) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with any of the Sellers and their Affiliates (other than the Company);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition or operations of the Company; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(p) of the Company Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of the Company, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical or similar terms following the consummation of the transactions contemplated hereby; (C) the Company is not in breach or default, and to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of the Company, no party has repudiated any provision of the agreement.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         (s) Insurance. With respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is, or during the past five years, has been, a party, a named insured, or otherwise the beneficiary of coverage: (A) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of the Company, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical or similar terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to the Knowledge of the Company, no party to the policy has repudiated any provision thereof. Section 4(s) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company. Section 4(s) of the Company Disclosure
Schedule includes a certificate of insurance maintained by the Company as of the date of this Agreement.

         (t) Litigation. Section 4(t) of the Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Company Disclosure Schedule could result in any material adverse change in the business, financial condition, operations or results of operations of the Company. None of Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         (u) Product Liability. The Company does not have any Liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by the Company.

         (v) Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Company, the Company has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         (w) Employee Benefits. Each employee compensation arrangement (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws, rules and regulations.

         (x) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (y) Environmental, Health, and Safety Matters.

                  (i) The Company, and its predecessors and Affiliates, has complied and is in compliance with all Environmental, Health, and Safety Requirements in all material respects.

                  (ii) Neither the Company, nor its predecessors or Affiliates, has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under the Environmental, Health, and Safety Requirements.

                  (iii) None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (iv) None of the Company, or its respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and to the Knowledge of the Company no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental, Health, and Safety Requirements.

                  (v) To the Knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, or any of its predecessors or Affiliates, will prevent, hinder or limit continued compliance with any of the Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to the Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to the Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         (z) Certain Business Relationships with the Company. Other than employment relationships, none of the Sellers or their Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of the Sellers and their Affiliates own any asset, tangible or intangible, which is used in the business of the Company.

         (aa) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         (bb) Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3 above or in this Section 4, the Sellers make no representations or warranties, expressed or implied in respect of the Company, and any such other representations or warranties are hereby expressly disclaimed.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Buyer shall provide copies of all such materials to Sellers upon written request and at Sellers' expense.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 7 below).

         (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.

         (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         (e) Payment of Sellers' Legal Fees. The Parties agree that the actual amount of legal fees incurred by Sellers in connection with the transactions contemplated by this Agreement shall be paid by the Company; provided, however, that in no event shall the aggregate of all such fees paid by the company exceed $18,000.

         6. DELIVERIES AT CLOSING.

         (a) Deliveries of the Sellers. At Closing, Sellers will deliver to Buyer the following:

                  (i) agreements for the purchase and sale of their personal goodwill in the form set forth in Exhibit A-1 and Exhibit A-2 attached hereto, together with all other agreements contemplated therein (the "Goodwill Agreements");

                  (ii) resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

                  (iii) documentation evidencing the establishment of the Escrow Account, together with signature cards requiring the signature of Buyer and each of the Sellers;

                  (iv) stock certificates representing all of the Company Shares held by each respective Seller, endorsed in blank or accompanied by duly executed assignment documents;

                  (v) an opinion from counsel to the Sellers, in the form attached hereto as Exhibit B, addressed to Buyer, and dated as of the Closing Date; and

                  (vi) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

         (b) Deliveries of the Buyer. At Closing, Buyer will deliver to Sellers the following:

                  (i) the Goodwill Agreements;

                  (ii) executed signature cards pertaining to the Escrow
         Account;

                  (iii) the consideration specified in Section 2(b) above;

                  (iv) an opinion from counsel to the Buyer, in the form attached hereto as Exhibit C, addressed to Sellers, and dated as of the Closing Date.

         7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (unless the damaged Party had Knowledge of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of eighteen months thereafter.

         (b) Indemnification Provisions for Benefit of the Buyer. In the event any of the Sellers breaches any of their representations, warranties, or covenants contained herein, and, provided that the Buyer makes a written claim for indemnification against any of the Sellers within the survival period as stated in Section 7(a) above, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences (except as limited immediately below in this Section 7(b)) the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the foregoing, each Seller's duty to indemnify hereunder shall be limited to his respective ownership of Company Shares as stated in Section 4(b) of the Company Disclosure Schedule. Sellers shall have no obligation to indemnify the Buyer following Closing from and against any Adverse Consequences under this Section 7(b) if the Buyer had actual knowledge of the breach giving rise to the Adverse Consequence before Closing. Furthermore, Sellers shall have no obligation to indemnify the Buyer against Adverse Consequences under Section 7(b) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible equal to $15,000 ?(at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar). Lastly, there is an aggregate ceiling on the obligation of Sellers to indemnify the Buyer from and against any and all Adverse Consequences under Section 7(b) equal to $500,000 ?(after which point the Sellers will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

         (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, or covenants contained herein, and, provided that any of the Sellers makes a written claim for indemnification against the Buyer within the survival period as stated in
Section 7(a) above, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences (except as limited immediately below in this Section 7(c)) such Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Buyer shall have no obligation to indemnify the Sellers following Closing from and against any Adverse Consequences under this
Section 7(c) if such Seller had actual knowledge of the breach giving rise to the Adverse Consequence before Closing. Furthermore, Buyer shall have no obligation to indemnify Sellers against Adverse Consequences under Section 7(c) until Sellers have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible equal to $15,000 ?(at which point the Buyer will be obligated to indemnify the Sellers from and against all such Adverse Consequences relating back to the first dollar). Lastly, there is an aggregate ceiling on the obligation of Buyer to indemnify the Sellers from and against any and all Adverse Consequences under Section 7(c) equal to $500,000 ?(after which point the Buyer will have no obligation to indemnify the Sellers from and against further such Adverse Consequences).

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

                  (iv) In the event any of the conditions in Section 7(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

         (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller pursuant to this Agreement.

         (f) Procedures for Withdrawal from Escrow Account.

                  (i) If Buyer gives a written notice (an "Offset Notice") to Sellers and Sellers' Attorney pursuant to Section 9(g) hereof (i) stating that Buyer is entitled to indemnification pursuant to Article 7 of this Agreement and (ii) specifying in reasonable detail the facts upon which such indemnification is based, and the amount of such claim, and such Offset Notice is not objected to in good faith by either of the Sellers in writing to the Buyer and Buyer's Attorney within twenty days after receipt of the Offset Notice (the "Objection Period"), then, on the fifth business day following the end of the Objection Period, each of the Sellers and Buyer shall execute a check drawn on the Escrow Account and payable to Buyer in the amount so specified in the Offset Notice.

                  (ii) In the event any Seller objects to any Offset Notice delivered by Buyer, such Seller shall deliver to Buyer and Buyer's Attorney, prior to the expiration of the Objection Period, a written notice specifying in reasonable detail the basis for such objection (an "Objection Notice"). Commencing not later than ten (10) days after delivery of an Objection Notice, Sellers and Buyer will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation within thirty (30) days thereafter, such dispute shall be resolved fully and finally by arbitration in accordance with subsection (iii) of this Section 7(f).

                  (iii) Any controversy or claim arising out of or relating to
         Section 7(f) of this Agreement shall be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City and County of Denver, Colorado. In the event Buyer prevails, Sellers and Buyer shall execute a check drawn on the Escrow Account and payable to Buyer in the amount of the arbitration award. The successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding (as determined by the arbitrator), in addition to any other relief to which such party may be entitled. The cost of the arbitrator shall be paid one-half by Sellers and one-half by Buyer.

                  (iv) On the fifth business day following the date that is eighteen months after the Closing Date (the "Offset Payment Date"), Sellers and Buyer shall execute checks drawn on the Escrow Account and made payable to Sellers (75% to Stolbof and 25% to Greer) in an amount equal to the then amount of the Escrow Account unless (i) any amounts subject to Offset Notices have not yet been paid, in which case such amounts shall be retained in the Escrow Account until the expiration of the applicable Objection Period (if neither of the Sellers objects to the Offset Notice prior to the expiration of the Objection Period) or resolution of any dispute relating thereto, or (ii) any claims are then pending, in which case an amount equal to the aggregate dollar amount of such claims as shown in the applicable Offset Notice shall be retained in the Escrow Account until resolution of such claims.

         (g) Specific Indemnification For the Benefit of Buyer. Notwithstanding anything contained herein to the contrary, Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer as a result of the facts and circumstances described on Schedule 4(i) of the Company Disclosure Schedule (pertaining to the Company's 401(k) Plan), which indemnification obligations shall be without any deductible, ceiling or other form of limitation, and which indemnification obligations shall survive for the applicable statute of limitations relating to the subject matter thereof.

         8. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

         (a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet.

         (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         (c) Cooperation on Tax Matters.

                  (i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

                  (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         9. MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that Buyer shall be permitted to disclose such matters as are required by applicable law in connection with the preparation and filing of any registration statement under the Securities Act of 1933, as amended, and provided further, that any Party may make any public disclosure it believes in good faith is required by applicable law.

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties shall be entitled to rely on delivery by facsimile machine of an executed copy of this Agreement and acceptance of such facsimile signatures shall be equally effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Sellers:                       With a copy to:

Mr. Barry Stolbof                    Minor & Brown, P.C.
5631 S. Tabor Court                  650 S. Cherry Street, Suite 1100
Littleton, Colorado  80127           Denver, Colorado  80246
                                     Attn: Lorraine Derbes, Esq.
Mr. Jeffrey Greer                    Facsimile:  (303) 320-6330
5744 S. Everett Way
Littleton, Colorado  80123

If to Buyer:                         With a copy to:

Glacier Corporation                  Jacobs Chase Frick Kleinkopf & Kelley LLC
1050 17th Street, Suite 195          1050 17th Street, Suite 1500
Denver, Colorado  80265              Denver, Colorado 80265
Attn:  Joe A. Oblas                  Attn:  Gregory A. Piel, Esq.
Facsimile:  (720) 946-0770           Facsimile: (303) 685-4869

Or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby except to the extent set forth in Section 5(e) of this Agreement.

         (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. All references herein to the masculine gender are deemed to include the feminine gender.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

         (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

                                    *********

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        BUYER:

                                        GLACIER CORPORATION

                                        By: /s/ Joseph A. Oblas
                                           -------------------------------------
                                        Name: Joseph A. Oblas
                                        Title: Chief Executive Officer


                                        SELLERS:


                                        /s/ Barry D. Stolbof
                                        ----------------------------------------
                                        Barry D. Stolbof


                                        /s/ Jeffrey B. Greer
                                        ----------------------------------------
                                        Jeffrey B. Greer





                                       27